EX-99

                       BestNet Announces Board Appointment
                          and Unit Conversion Proceeds

GRAND RAPIDS, Michigan - August 12, 2004 - BestNet Communications Corp. (OTCBB:
BESC) announced that the board of directors has appointed Anthony Silverman to fill the vacant board seat. The Board also reported that they closed the contingent approval to split the outstanding units into the securities comprising such units, effective the announced termination date, August 10, 2004. This effort was successful in converting shares of Series A Convertible Preferred Stock into shares of common stock, resulting in net proceeds to the company of approximately $448,000.

Anthony Silverman is a General Partner of Katsinam Partners, LP, an investment fund focused on micro and small-cap public companies located in Scottsdale, AZ. He also manages his personal investments. He has been a shareholder of BestNet since April 2002. Silverman was Founder, Chairman and CEO of Paradise Valley Securities from 1987 to 1999. For most of his 30-year career in the securities business, Mr. Silverman concentrated in transactions for the financing of Microcap and Smallcap companies. He has led financings aggregating over $500 million for close to 100 companies, including diverse industries such as airlines, food products, telecommunications, retail, media and life sciences.

Richard Bourke, Chairman and interim CEO, said, "We are very pleased to announce the appointment of Anthony Silverman to our board. He has been a very strong supporter of BestNet over the years, and his expertise and relationships in the financial community will continue to benefit BestNet. Additionally, our shareholders have again evidenced their support of BestNet through the conversion of shares of Series A Convertible Preferred Stock. These funds will permit BestNet to continue to expand its product offerings, and extend its reach through a newly focused marketing and sales effort."


About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (www.ClicktoPhone.com) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.